UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SONUS NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	04-3387074 (I.R.S. Employer Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS (Address of principal executive offices)	01886 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form related:  None

Securities to be registered pursuant to Section 12(g) of the Act:  None

This Amendment No. 1 on Form 8-A/A is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A filed by Sonus Networks, Inc. (the “Company”) on June 27, 2008.

Item 1.  Description of Registrant’s Securities to be Registered.

On June 10, 2011, the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”) amended the Rights Agreement, by and between the Company and the Rights Agent, dated as of June 26, 2008 (the “Rights Agreement”) to extend the expiration date of the rights contained therein to June 26, 2013 (the “Amendment”).  The Rights Agreement remains otherwise unmodified.

A copy of the Rights Agreement and a summary of its material terms were filed with the Securities and Exchange Commission on a Form 8-A on June 27, 2008 and are incorporated herein by reference.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 4.2 and is incorporated herein by reference.

Item 2.  Exhibits.

4.1                     Rights Agreement, dated as of June 26, 2008, between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC, which includes as Exhibit A thereto a form of Certificate of Designation for the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Shares of Preferred Stock (incorporated herein by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2008).

4.2                     Amendment No. 1 dated as of June 10, 2011 to Rights Agreement, dated as of June 26, 2008 between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SONUS NETWORKS, INC.

	By:	/s/ Jeffrey M. Snider
	Name:	Jeffrey M. Snider
	Title:	Senior Vice President, General Counsel and Secretary

DATED: June 13, 2011

EXHIBIT INDEX

Exhibit No.	Description

4.1

Rights Agreement, dated as of June 26, 2008, between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC, which includes as Exhibit A thereto a form of Certificate of Designation for the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Shares of Preferred Stock (incorporated herein by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2008).

4.2	Amendment No. 1 dated as of June 10, 2011 to Rights Agreement, dated as of June 26, 2008 between Sonus Networks, Inc. and American Stock Transfer & Trust Company, LLC.